Essex Announces Second Quarter 2005 Earnings Results
10.3% Increase In FFO Per Share

Palo Alto, California—August 3, 2005—Essex Property Trust, Inc. (NYSE:ESS), a Real Estate Investment Trust (REIT) with ownership interests in apartment communities located in targeted West Coast markets, today reported second quarter operating results for the period ended June 30, 2005.

Net income available to common stockholders for the quarter ended June 30, 2005 totaled $38.4 million, or $1.64 per diluted share, compared to net income available to common stockholders of $5.2 million, or $0.23 per diluted share, for the quarter ended June 30, 2004. Funds From Operations (FFO) per diluted share increased 10.3 percent to $27.5 million, or $1.07 per diluted share for the quarter ended June 30, 2005, from $24.6 million, or $0.97 per diluted share for the quarter ended June 30, 2004.

Summarizing the second quarter results, Keith R. Guericke, President and Chief Executive Officer of Essex Property Trust, Inc. stated, "Essex's financial results continue to reflect improving multifamily fundamentals. Occupancies are up from a year ago, which gives the Company the ability to increase rents and ultimately produce positive same store results." Mr. Guericke continued, "Opportunistic sales of apartment communities to condo converters, and redevelopment projects are creating additional value, contributing to the Company's positive quarterly results. We are pleased with our second quarter results, and remain focused on seizing real estate opportunities within supply-constrained markets along the West Coast."

FFO is a supplemental financial measurement defined by the National Association of Real Estate Investment Trusts (NAREIT) to measure and compare operating performance of equity REITs. A reconciliation of FFO to net income (the most directly comparable measure in accordance with U.S. generally accepted accounting principles) is included in the Company’s supplemental financial information, which can be obtained on the Company’s web site. For a more comprehensive definition of FFO, and an explanation as to why Essex believes this is a useful measure of the Company’s operating performance, please refer to the last page of this press release.

The following one-time items impacted the Company’s second quarter results:

▪	The Company’s gain resulting from the sale of Eastridge totaled $28.5 million (not included in FFO).

▪
Recognition of a deferred gain in the amount of $3.9 million (not included in FFO) representing payments received on the $5.0 million participating loan that the Company originated in connection with the prior-year sale of The Essex on Lake Merritt.

▪
Income generated by the Company’s Taxable REIT Subsidiaries (TRS), net of taxes and allocated expenses, totaled $1.8 million (included in FFO). Allocated expenses include bonuses that are consistent with original guidance.

▪	A charge of $1.5 million resulting from an employee-related litigation settlement. (included in FFO).

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Quarterly Results Summary
	Quarter Ended June 30, 2005
	2005	2004	Percent Change
Property Revenues	$78,896	$70,953	11.2%
Net Income Available to Common Stockholders	$38,390	$ 5,212	636.6%
Funds From Operations (FFO)	$27,540	$24,604	11.9%

Per Diluted Share:
Net Income Per Share	$1.64	$0.23	613.0%
FFO Per Share	$1.07	$.97	10.3%

 Portfolio Composition
The following table compares Essex’s regional concentrations for its multifamily portfolio as of June 30, 2005 and June 30, 2004, which includes all properties that are partially or wholly owned by the Company.
	As of June 30, 2005		As of June 30, 2004
	Number of Apartment Homes	%	Number of Apartment Homes	%
Southern California	13,322	52	15,855	59
San Francisco Bay Area	6,170	24	4,605	17
Seattle Metro. Area	5,129	20	4,582	17
Portland Metro. Area	875	3	1,371	5
Other	302	1	578	2
Total	25,798	100	26,991	100

Property Operations
The following operating results are presented for the Company’s same-property portfolio, which excludes properties that do not have comparable results for the second quarter of both 2005 and 2004. Comparable results may not be available for properties that have been recently developed or redeveloped and properties that have not been owned for both periods presented.

The table below illustrates the percentage change in same-property revenue, operating expenses, and net operating income for the quarter ended June 30, 2005, compared to the quarter ended June 30, 2004, for the Company’s multifamily properties:
	For the Quarter Ended 06/30/05
	Revenue	Operating Expenses	NOI
Southern California	5.5%	6.5%	5.1%
San Francisco Bay Area	0.6%	-0.9%	1.2%
Pacific Northwest	2.4%	-4.3%	6.2%
Same-Property Average	3.7%	2.2%	4.4%

A breakdown of the same-property financial occupancies for Essex’s multifamily properties is as follows:
	For the Quarter Ended
	6/30/05	3/31/05	6/30/04
Southern California	96.5%	96.2%	95.3%
San Francisco Bay Area	97.2%	96.9%	96.9%
Pacific Northwest	96.8%	96.7%	95.6%
Same-Property Average	96.7%	96.4%	95.7%

A breakdown of same-property concessions for Essex’s multifamily properties is as follows:
	For the Quarter Ended (in thousands)
	6/30/05	3/31/05	6/30/04
Southern California	$127.3	$143.4	$176.8
San Francisco Bay Area	116.2	256.0	100.2
Pacific Northwest	104.6	102.2	162.2
Same-Property Total	348.1	501.5	439.2

Concessions for the Company’s consolidated portfolio were $472.7 for the quarter ended June 30, 2005, compared to $799.3 for the quarter ended March 31, 2005, and $649.2 for the quarter ended June 30, 2004. Average same-property concessions totaled $132 per turn for the quarter ended June, 2005, compared to $238 per turn for the quarter ended March 31, 2005, and $163 per turn for the quarter ended June 30, 2004.

The following is the sequential percentage change in same-property revenues and expenses for the quarter ended June 30, 2005 versus the quarter ended March 31, 2005:
	Revenues	Expenses
Southern California	1.2%	-1.8%
San Francisco Bay Area	1.6%	2.2%
Pacific Northwest	0.3%	-2.4%
All Same-Property	1.1%	-1.1%

Acquisitions
On June 17, 2005, the Company acquired Mission Hills Apartments, a 282-unit apartment community located in Oceanside, California, for approximately $50.5 million. Proceeds from the sale of Eastridge, a 188-unit apartment community located in San Ramon, California, were utilized to fund the transaction. The property is unencumbered.

Dispositions
On June 15, 2005 the Company sold Eastridge Apartments, a 188-unit garden-style, suburban apartment community located in San Ramon, California for a contract price of approximately $47.5 million. Essex acquired Eastridge in 1996 for $19.2 million. In conjunction with the sale, a taxable REIT subsidiary (TRS) of Essex originated a participating loan to the buyer in the amount of approximately $2.2 million, which allows the Company to financially participate in the buyer’s condominium conversion plan.

The company anticipates seeking out opportunities to sell select apartment communities within its portfolio to condominium conversion buyers. During the quarter the Company began a marketing process on five communities to these types of buyers. Any sales resulting from these marketing efforts will be disclosed at a later date via a public press release.

Development
During the quarter, the Company had two development projects in various stages of construction with combined estimated costs of $122.3 million. This amount excludes development projects owned by the Essex Apartment Value Fund II, L.P.

▪
Northwest Gateway is a proposed 5-story apartment building aggregating 275 apartment homes, which is located in downtown Los Angeles. Upon completion, the luxury apartment community will offer 220 market-rate units and 55 affordable-rate units. As of June 30, 2005, the development costs incurred to-date totaled $15.0 million with estimated remaining costs totaling $56.1 million. The project is a joint venture between Essex and Meta Housing Corporation, which has obtained $47.0 million of tax-exempt bond financing, which will be drawn to fund future construction costs. The Company originated a $7.4 million mezzanine loan to the joint venture, which bears an interest rate of 14.0 percent. The loan is subject to various conditions and matures in December 2009. The Company has also contributed approximately $3.2 million for its limited partnership interest, which entitles the Company to 75 percent of the cash flow up to a 22.67 percent priority return, and 50 percent of the cash flow thereafter. The Company has provided a construction completion guarantee in the amount of $4.8 million. Pursuant to FIN46(R), the Company has consolidated this joint venture.

▪
Moorpark is a proposed 200-unit, Mediterranean-style apartment building, located in Moorpark, California.  The site is adjacent to City Hall and is approximately a three-minute walk to the town center area and the Metrolink train station, which provides direct access to the greater Los Angeles basin and downtown employment areas. Upon completion, this apartment community will offer a combination of three story garden-style apartment homes with attached garages as well as three-story podium buildings with covered garage parking. As of June 30, 2005, estimated costs to develop this community totaled $43.2 million, of which $4.3 million has been expended. Construction is anticipated to begin in the second quarter of 2006.

The Company does not anticipate any material contributions to Funds From Operations (FFO) from development transactions in 2005. The Company’s development pipeline and stabilization assumptions can be found in the Company’s Second Quarter 2005 Supplemental Financial Reporting Package, on the “Development Communities” page, which is available at www.essexpropertytrust.com.

Redevelopment
The Company defines redevelopment communities as existing properties owned or recently acquired, which have been targeted for additional investment by the Company with the expectation of increased financial returns through property improvement. Redevelopment communities typically have apartment units that are not available for rent and, as a result, may have less than stabilized operations. As of June 30, 2005, the Company had ownership interests in six redevelopment communities aggregating 1,905 apartment units with estimated redevelopment costs of $33.9 million, of which approximately $23.1 million remains to be expended. These amounts exclude redevelopment projects owned by the Essex Apartment Value Fund II, L.P.

▪
Hillcrest Park is a 608-unit apartment community located in Newbury Park, California (Ventura County). During the quarter, the second phase renovation involving the common amenities and certain unit interiors was completed. This redevelopment plan has a potential third, and final, phase that is currently in the municipal entitlement stage. Once, and if approved, the Company would have the option to construct up to 62 additional units.

▪
Kings Road is a 196-unit apartment community located in Los Angeles, California that was built in 1971 and purchased by Essex in 1997. During the quarter, upgrades to the property’s leasing office were well underway, which included an expanded clubroom and a new fitness center. Other common amenity upgrades included a pool renovation and the addition of a new spa. Interior renovations, which include new cabinetry, flooring, appliances and fixtures, continued during the quarter. More than half of the apartment units have been upgraded, and the remaining units will be redeveloped as apartments become vacant in the normal course of turnover. The common area amenities and clubhouse upgrades are anticipated to be completed in the fourth quarter of this year.

▪
Mira Woods is a 355-unit apartment community located in Mira Mesa, California (San Diego County), which was built in 1982, and acquired by Essex 2002. During the quarter, exterior enhancements began on the building’s façade, as well as common hallways, which were augmented with new carpet, lighting and re-designed doorframes to individual units. Interior unit renovations commenced during the quarter with upgraded appliances, new fixtures, resurfaced countertops and kitchen cabinet upgrades. Completion of these improvements is anticipated to occur during the fourth quarter of this year. The existing leasing office and fitness center will be remodeled, and carports are being erected where open parking currently exists. These renovations are expected to be finished in early 2006.

▪
Palisades is a 192-unit apartment community located in Bellevue, Washington, which was built in 1977 and acquired by Essex in 1990. During the quarter, the business center and fitness room renovation was completed. Significant progress was made on the exterior and roof renovations. Interior renovations commenced, and will include countertop and cabinetry upgrades, new appliances and fixtures. This project is anticipated to be complete in the third quarter of 2005.

▪
Avondale at Warner Center is a 446-unit apartment community located in Woodland Hills, California. This property was built in 1970 and acquired by Essex in 1999. During the quarter, upgrades to the exteriors continued, and should be completed during the third quarter. Common area hallway improvements included new entry doors, carpeting, lighting, as well as elevator upgrades. The current leasing office/community room space is being renovated, creating a state-of-the-art fitness center, and a combination business center/lounge, which will offer wireless high-speed Internet access and three workstations with computers. Interior renovations include cabinet re-facing, countertop replacements, new kitchen appliances and new plumbing and electrical fixtures. Walk-in closets may be upgraded with mirrored doors and built-in closet organizers.

▪
Bridle Trails is a 92-unit apartment community located in Kirkland, Washington. This property was built in 1986 and acquired by Essex in 1997. During the quarter, interior renovations commenced, and will include cabinet re-facing, countertop replacements, new kitchen appliances and new plumbing and electrical fixtures. Other upgrades will include the renovation of the existing leasing office and adding a new fitness center. The Company is in the process of obtaining the entitlements necessary to construct 16 additional units - 4, 1-bedroom, 1-bath units, totaling approximately 750 square feet, and 12, 2-bedroom, 2-bath units totaling approximately 1,000 square feet.

Financing Activities
During the quarter, the Company originated two mortgage loans totaling $32.9, with interest rates of 5.44 percent that mature on May 1, 2014. Three additional loans, secured by second deeds of trust, were obtained during the quarter, totaling $12.9 million, with an average interest rate of 5.32% and maturity dates ranging from May 1, 2009 to January 1, 2013.

Subsequent to June 30, 2005, the Company originated a mortgage loan secured by Esplanade Apartments in the amount of $40.3 million, with an interest rate of 4.93 percent, which matures on August 1, 2015.

Essex Apartment Value Fund, L.P.
Essex and several institutional partners formed the Essex Apartment Value Fund (“Fund I”) and (“Fund II”) to broaden the Company’s capital alternatives. The Company’s co-investment activities enhance its financial flexibility by providing an alternative source of capital to fund new acquisition and development transactions. Listed below are the Fund I and Fund II activities that occurred during the quarter.

▪
FUND I: To-date, the Company has sold all sixteen apartment communities, aggregating 4,646 units, which were provided for in the purchase and sale agreement with United Dominion Realty Trust, Inc. (UDR), for the agreed upon contract price of approximately $756 million. Fund I owns one remaining asset that is currently being marketed for sale - Kelvin Avenue, a land parcel, which is permitted for the development of a 132-unit multifamily community, located in Irvine, California.

▪
FUND II: On June 2, 2005, Fund II acquired a 173-unit high-rise apartment community located in Seattle, Washington, for a contract price of approximately $31.85 million. Tower @ 801 is a 25-story apartment community with a subterranean parking structure that was developed in 1970. The building’s unique circular design boasts magnificent views of Seattle’s downtown skyline, Puget Sound, Lake Union, the Cascade and Olympic Mountain Ranges, as well as views of Mount Baker and Mount Rainier.

During the quarter, Fund II amended its revolving credit facility, increasing its committed availability to $115 million.

Other Company Information
Essex's total market capitalization as of June 30, 2005 was approximately $3.6 billion. A detailed calculation of such market capitalization is included in the Company’s supplemental financial information, which can be obtained from the Company’s web site. The Company’s mortgage notes payable had an average maturity of 9.0 years and an average interest rate of 6.1 percent. As of June 30, 2005, the Company’s debt-to-total-market-capitalization ratio was 36.5 percent.

On May 10, 2005, the Company’s Board of Directors declared a regular quarterly cash dividend of $.81 per common share, payable July 15, 2005, to shareholders of record as of June 30, 2005. On an annualized basis, the dividend represents a distribution of $3.24 per common share.

In addition, the Board of Directors declared a quarterly distribution of $0.48828 per share, which represents an annual distribution of $1.9531 per share, on its 7.8125% Series F Cumulative Redeemable Preferred Shares. Distributions are payable on September 1, 2005 to shareholders of record as of August 17, 2005. The Series F Preferred Stock is listed on the Pacific Stock Exchange under ticker symbol ESS-F.

Guidance
The Company reaffirms its 2005 FFO range of $4.47 to $4.53 per diluted share, which was increased in its first quarter earnings press release, dated May 4, 2005, from a press release dated December 17, 2004, where the Company estimated that 2005 Funds From Operations (FFO) would range from $4.37 to $4.45 per diluted share.
Property operations continue to perform better than the estimated range of its May 4, 2005 guidance. However, this positive impact was offset by the non-recurring employee-related litigation settlement of $1.5 million, which was not included in previous FFO estimates.

Conference Call with Management
The Company will host an earnings conference call with management on Thursday, August 4, 2005, at 10:00 a.m. PDT - 1:00 p.m. EDT, which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (800) 811-0667 - a pass code is not required.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the second quarter earnings link. To access the replay digitally, dial (888) 203-1112 using the passcode, 148717. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Company Profile
Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 122 multifamily properties (25,548 units), and has 607 units in various stages of development.

This press release and accompanying supplemental financial information has been filed electronically on Form
8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations
Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITS for non-cash charges such as depreciation and amortization of rental properties, gains/ losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (GAAP) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of Funds from Operations to all periods presented, however, Funds from Operations as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding 2005 FFO per share estimates, trends in apartment fundamentals, future improvements in our operating results and our same store results, anticipated timing and costs of the completion and stabilization of property developments and redevelopments, the Company’s projected development projects in 2005, potential sales of our properties to condominium conversion buyers, the anticipated closing date of the sale of our River Terrace property, and future construction costs. The Company's actual results may differ materially from those projected in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2004.

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